SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION
UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR
SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934.

Commission File No. 000-03385
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HOLOBEAM, INC.
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(Exact name of registrant as specified in its charter)

217 First Street, Ho-Ho-Kus, NJ  07423    Tel. No. (201) 445-2420
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((Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Common Stock of Holobeam, Inc.; par value $0.10 per share
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(Title of each class of securities covered by this Form)

None
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(Titles of all other securities for which a duty to file reports under section 13(a) and 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)(i)    [ ]         Rule 12h-3(b)(1)(i)    [ ]
Rule 12g-4(a)(1)(ii)   [ ]         Rule 12h-3(b)(1)(ii)   [X]
Rule 12g-4(a)(2)(i)    [ ]         Rule 12h-3(b)(2)(i)    [ ]
Rule 12g-4(a)(2)(ii)   [ ]         Rule 12h-3(b)(2)(ii)   [ ]
                                   Rule 15d-6             [ ]

Approximate number of holders of record as of the certification or
notice date:   307
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Pursuant to the requirements of the Securities Exchange Act of 1934
Holobeam, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date: May 02, 2007                By: /s/ Melvin Cook
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                                      Melvin Cook, President